Exhibit 10.28

CREDIT SUPPORT AGREEMENT

BETWEEN

TYCO ELECTRONICS GROUP S.A.

AND

CROWN SUBSEA COMMUNICATIONS HOLDING, INC.

DATED AS OF NOVEMBER 2, 2018

TABLE OF CONTENTS

		PAGE
ARTICLE I
DEFINITIONS

Section 1.01.	Certain Defined Terms	1

ARTICLE II
EXISTING CREDIT SUPPORT

Section 2.01.	Maintenance and Issuance of Existing TE Support Instruments	6

ARTICLE III
NEW CREDIT SUPPORT

Section 3.01.	Issuance of New TE Support Instruments	6
Section 3.02.	Conditions to Issuance of the New TE Support Instruments	7
Section 3.03.	Termination and Reduction of the New TE Support Instruments Cap	7

ARTICLE IV
TE SUPPORT INSTRUMENTS

Section 4.01.	Claims Payment	8
Section 4.02.	Ranking and Collateral	8
Section 4.03.	Cash Collateralization	8
Section 4.04.	Contractor Cooperation to Facilitate Reduction of TE Support Instruments and Occurrence of TE Support Instrument Termination Dates	8
Section 4.05.	Support Instrument Fee	9
Section 4.06.	Facility Fee	9

ARTICLE V
CLAIMS MANAGEMENT; DISPUTE RESOLUTION

ARTICLE VI
REPRESENTATIONS AND WARRANTIES

Section 6.01.	Existence, Compliance with Law	9
Section 6.02.	Authorization; No Contravention	10
Section 6.03.	Governmental Authorization; Other Consents	10
Section 6.04.	Binding Effect	10
Section 6.05.	No Material Adverse Effect	10
Section 6.06.	Absence of Termination Event	10

ARTICLE VII
COVENANTS AND UNDERTAKINGS OF THE CONTRACTOR

Section 7.01.	Affirmative Covenants	10
Section 7.02.	Negative Covenants	11
Section 7.03.	Restricted Payments (Distributions)	12

ii

Schedule A – Supported Obligations Standards

Schedule B – Existing Supported Obligations

Schedule C – Existing TE Spport Instruements

Exhibit I – Form of New TE Support Instruments

iii

CREDIT SUPPORT AGREEMENT

This CREDIT SUPPORT AGREEMENT, dated as of November 2, 2018 (as amended, modified or supplemented from time to time in accordance with its terms, this “Agreement”), is made and entered into by and between TYCO ELECTRONICS GROUP S.A., a Luxembourg public limited liability company (Société Anonyme), having its registered office at 17, Bd. Grand-Duchesse Charlotte, L-1331, Luxembourg, and registered with the Luxembourg Register of Commerce and Companies under number B123549 (the “Company”), and CROWN SUBSEA COMMUNICATIONS HOLDING, INC., a Delaware corporation (the “Contractor”).

RECITALS

A.WHEREAS, the Company and the Contractor entered into that certain Stock Purchase Agreement, dated as of September 16, 2018 (as amended, modified or supplemented from time to time in accordance with its terms, the “Purchase Agreement”);

B.WHEREAS, in furtherance of the transactions contemplated by the Purchase Agreement, the Parties (as defined below) desire that the Company shall provide or cause to be provided to the Contractor (and/or one or more Subsidiaries of the Contractor) certain credit support on a transitional basis and in accordance with the terms and subject to the conditions set forth herein; and

C.WHEREAS, the Purchase Agreement requires execution and delivery of this Agreement by the Company and the Contractor at or prior to the Closing (as defined in the Purchase Agreement).

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Parties, intending to be legally bound, agree as follows:

ARTICLE I
DEFINITIONS

Section 1.01.Certain Defined Terms.

(a)Unless otherwise defined herein, all capitalized terms used herein shall have the same meanings as in the Purchase Agreement and/or the Credit Agreement, as applicable.

(b)The following capitalized terms used in this Agreement shall have the meanings set forth below:

“Agreement” shall have the meaning set forth in the Preamble.

“Base Criteria” means the terms contained in Annex I to Schedule A hereto and that the total term of the applicable Supported Obligation (inclusive of construction period and warranty period) does not exceed seven years.

“Board” means the board of directors (or equivalent governing body) of the Purchaser (as such term is defined in the Purchase Agreement).

“Board Observer” shall have the meaning set forth Section 7.01(d).

“Business Day” shall have the meaning assigned to such term in the Credit Agreement.

“Change of Control” shall have the meaning assigned to such term in the Credit Agreement.

“Claimed Amount” shall have the meaning set forth in Section 4.01.

“Company” shall have the meaning set forth in the Preamble.

“Company Material Adverse Effect” means a material adverse effect on (a) the business, property, operations or financial condition of the Company and its Subsidiaries taken as a whole or (b) the rights or remedies of the Contractor hereunder.

“Confidential Information” means information furnished to a Party by the other Party or its representatives irrespective of the form of communication, including oral as well as written and electronic communications (hereinafter collectively referred to as the “Information”), together with any and all analyses, compilations, abstracts, studies, summaries or other documents, reports or records prepared by the applicable Party or its directors, officers, employees, members, managers, partners, attorneys, affiliates, lenders, potential co-investors, advisors, representatives and agents that contain or otherwise reflect, in whole or in part, or are generated from any Information.

“Contractor” shall have the meaning set forth in the Preamble.

“Credit Agreement” means the Credit Agreement, dated as the date hereof, among, inter alios, the Contractor, the lenders from time to time party thereto and Goldman Sachs Bank USA, as administrative agent.

“Customer” means with respect to any Supported Obligation, the counterparty of the Contractor or the applicable Supported Party, as applicable, benefiting from the applicable TE Support Instrument.

“Debtor Relief Laws” shall have the meaning assigned to such term in the Credit Agreement.

“Disbursed Amount” shall have the meaning set forth in Section 4.01.

“Disposition” or “Dispose” shall have the meaning assigned to such term in the Credit Agreement.

“Dispute Period” shall have the meaning set forth in Section 4.01.

“Effective Date” means the date of this Agreement.

“Excluded New Supported Obligation” shall have the meaning set forth in the definition of “New Supported Obligation”.

“Existing Supported Obligation” means each performance, financial and/or other obligation of the Contractor or the applicable Supported Party, as applicable, relating to uncompleted work and/or financial commitments in existence as of the Effective Date (including, without limitation, such obligations with respect to which any Pre-Effectiveness Credit Support Requirement applies) for which the Company is providing credit support (including, without limitation, such obligations pursuant to the agreements listed on Schedule B hereto); it being understood and agreed that the Contractor shall not amend, restate or otherwise modify any Existing Supported Obligation so long as the TE Support Instrument supporting such Existing Supported Obligation remains in effect without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed); provided that, it is understood and agreed that the Company shall be deemed to have acted reasonably in withholding consent to any amendment, restatement or modification that would increase the Contractor’s liability or extend any of the time periods (including, without limitation, the time periods with respect to construction periods, milestones or warranties) under the applicable Existing Supported Obligation.

“Existing TE Support Instrument” means each guarantee, surety bond, letter of credit or other credit support provided by the Company (including, without limitation, the guarantees, surety bonds and letters of credit listed on Schedule C hereto), guaranteeing or supporting the performance of any Existing Supported Obligation.

“Governmental Authority” shall have the meaning assigned to such term in the Credit Agreement.

“GPC Dunant” shall mean the commercial agreement specified as “GPC Dunant” in Schedule B.

“Hawaiki” shall mean the commercial agreement specified as “Hawaiki” in Schedule B.

“Immaterial Subsidiary” shall have the meaning assigned to such term in the Credit Agreement.

“Incorporated Provisions” shall have the meaning set forth in Section 1.02.

“Indebtedness” shall have the meaning assigned to such term in the Credit Agreement.

“Investment” shall have the meaning assigned to such term in the Credit Agreement.

“Material Adverse Effect” shall have the meaning assigned to the term “Material Adverse Effect”, as set forth in the Credit Agreement; provided that, references to the rights and remedies of the “Administrative Agent” or the “Lenders” shall instead be a reference to the rights and remedies of the Company under the TE Support Documents.

“Material Indebtedness” shall mean (a) the Indebtedness evidenced by the Credit Agreement (regardless of the amount outstanding (if any) thereunder) and (b) any other Indebtedness having an outstanding principal amount in excess of the Threshold Amount.

“Material Subsidiary” shall mean a Restricted Subsidiary of the Contractor that is not an Immaterial Subsidiary.

“Mitigation Obligations” shall have the meaning set forth in Section 4.04.

“New Supported Obligation” means each performance, financial and/or other obligation of the Contractor or the applicable Supported Party, as applicable, supported by a New TE Support Instrument; provided that each New Supported Obligation may be any obligation (including any related liquidated damages and/or warranties) of the Contractor or such Supported Party under a commercial contract, which commercial contract (a) conforms to the general standards and guidelines set forth in Schedule A hereto that are applicable to the applicable New Supported Obligation (or such other standards agreed to by the Company), (b) is entered into by the Contractor or such Supported Party after the Effective Date and prior to the Termination Date and (c) governed by and construed in accordance with the laws of the State of New York, the laws of England, in the case the local government is a Customer, the local laws of such government, and the laws of each other jurisdiction that is reasonably acceptable to the Company; provided that, it being understood and agreed that, (x) any New Supported Obligation that is entered into with an existing Customer in substantially the same form as an Existing Supported Obligation with such Customer (including a New Supported Obligation that is entered into with respect to a contract variance under an Existing Supported Obligation) shall be deemed to satisfy the requirements of clauses (a) and (c) above (such New Supported Obligations, a “Excluded New Supported Obligation”) so long as such New Supported Obligation satisfies the Base Criteria and (y) so long as the TE Support Instrument supporting such New Supported Obligation remains in effect, the Contractor shall not (I) prior to the Termination Date, amend, restate or otherwise modify any New Supported Obligation with respect to the items set forth in clauses (a) and (c) hereof to the extent it would not otherwise meet such criteria and be able to satisfy each of the conditions set forth in Section 3.02 at the time of such amendment, restatement or modification if a New TE Support Instrument were being issued in respect of such New Supported Obligation (as reasonably determined by the Contractor in good faith, subject to delivery of a description and written certification as required pursuant to clause (x) of the proviso in Section 3.01(c)), in each case, without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed) and (II) after the Termination Date, without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed); provided that, it is understood and agreed that the Company shall be deemed to have acted reasonably in withholding consent to any amendment, restatement or modification that would increase the Contractor’s liability or extend any of the time periods (including, without limitation, the time periods with respect to construction periods, milestones or warranties) under the applicable New Supported Obligation).

“New TE Support Instruments” shall have the meaning set forth in Section 3.01.

“New TE Support Instruments Cap” means the maximum aggregate amount of obligations of the Company with respect to New TE Support Instruments outstanding hereunder from time to time, as such maximum aggregate amount may be decreased from time to time in accordance with Section 3.03.  As of the Effective Date the New TE Support Instruments Cap is $300,000,000.

“Organization Documents” shall have the meaning assigned to such term in the Credit Agreement

“Outstanding Amount” shall have the meaning set forth in Section 4.01.

“Party” means the Company and the Contractor individually, and “Parties” means the Company and the Contractor collectively, and, in each case, their respective permitted successors and assigns.

“Payment Failure Event” shall have the meaning set forth in Section 4.01.

“Person” shall have the meaning assigned to such term in the Credit Agreement.

“Pre-Effectiveness Credit Support Requirement” means the obligation of the Contractor or the applicable Supported Party pursuant to the terms of an Existing Supported Obligation to obtain (a) an extension in the maturity of an Existing TE Support Instrument or (b) an increase in the aggregate amount of an Existing TE Support Instrument (or issue a new Existing TE Support Instrument) due, in the case of clauses (a) and (b), to the occurrence of an event or other triggering condition prior to the Effective Date (including the occurrence, prior to the Effective Date, of a contract variance related to an Existing Supported Obligation), which event or condition permitted such Customer to demand and/or require, as applicable, extension in the maturity or an increase to (or issuance of) such Existing TE Support Instrument pursuant to such Existing Supported Obligation; provided that any extension of the maturity of an Existing TE Support Instrument to the specified date certain of provisional acceptance or the end of the construction period as required by the applicable Existing Supported Obligation as in effect on the Effective Date (without the requirement for such extension also requiring the occurrence of any other event or other triggering condition) shall be deemed to be a Pre-Effectiveness Credit Support Requirement regardless of when such extension actually occurs; provided,  further, that, notwithstanding anything herein to the contrary, any obligation of the Contractor or the applicable Supported Party (x) to provide credit support in respect of GPC Dunant up to an amount not to exceed $105,000,000 shall be a Pre-Effectiveness Credit Support Requirement and (y) to provide credit support during the warranty period under Section 6 of Haiwaki shall be a Pre-Effectiveness Credit Support Requirement.

“Purchase Agreement” shall have the meaning set forth in the Recitals.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.

“Responsible Officer” shall have the meaning assigned to such term in the Credit Agreement.

“Restricted Payment” shall have the meaning assigned to such term in the Credit Agreement.

“Restricted Subsidiary” means any Subsidiary of the Contractor other than an Unrestricted Subsidiary.

“Supported Obligation” means an Existing Supported Obligation or a New Supported Obligation.

“Supported Party” means a wholly-owned subsidiary of the Contractor that is obligated in respect of a Supported Obligation.

“TE Support Documents” means, collectively, (a) this Agreement and (b) any agreement creating or perfecting rights in cash collateral pursuant to the provisions of Section 4.03 of this Agreement.

“TE Support Instruments” means, collectively, the Existing TE Support Instruments and the New TE Support Instruments.

“TE Support Instrument Termination Date” means, with respect to any TE Support Instrument, the date on which, pursuant to the terms of such TE Support Instrument, the obligations of the Company thereunder terminate or are released.

“Termination Date” means the earliest of (a) the third anniversary of the Effective Date, (b) the date the Company provides written notice to the Contractor of the occurrence of the Termination Date after occurrence of a Termination Event and (c) the occurrence of a Termination Event under clause (c)(iii), (e) or (h) of such definition.

“Termination Event” means the occurrence of any of the following events:

(a)the Contractor fails to pay (x) any Disbursed Amount when due or (y) any fee or other amount payable hereunder or under any other TE Support Document when due and, solely in the case of this clause (y), such failure remains unremedied for a period of five (5) Business Days;

(b)any representation, warranty, certification or other statement of fact made or deemed made by or on behalf of the Contractor herein or in any other TE Support Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder or in any certificate, document, report, financial statement or other document furnished by or on behalf of the Contractor under or in connection with this Agreement or any other TE Support Document, proves to have been inaccurate in any material respect on or as of the date made or deemed made and such incorrect representation, warranty, certification or statement of fact, if capable of being cured, remains so incorrect for thirty (30) days after receipt by the Contractor of written notice thereof by the Company;

(c)the Contractor fails to perform or observe any other covenant, term, condition or agreement contained in this Agreement or any other TE Support Document (other than as provided in subsections (a) and (b) of this definition) and (i) in the case of the covenants set forth in Section 7.01, such default shall continue unremedied for a period of thirty (30) days after notice thereof to the Contractor from the Company, (ii) except as set forth in clause (iii) below, in the case of the covenants set forth in Section 7.02, such default shall continue unremedied for a period of fifteen (15) days after notice thereof to the Contractor from the Company and (iii) automatically if the Contractor fails to perform or observe Section 7.03 of this Agreement;

(d)the Contractor or any of its Material Subsidiaries shall (i) default in making any payment of any principal of, or interest on, any Material Indebtedness (but excluding the obligations hereunder) beyond the applicable grace period with respect thereto, if any, specified in the agreement or instrument relating to such Material Indebtedness or (ii) default in the observance or performance of any other agreement or condition relating to any such Material Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Material Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Material Indebtedness to become due prior to its stated maturity or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable or to cause any commitment to extend credit thereunder to be terminated; provided that clause (d)(ii) shall not apply to (A) secured Indebtedness that becomes due as a result of the sale, transfer or other disposition (including as a result of a casualty or condemnation event) of the property or assets securing such Indebtedness (to the extent such sale, transfer or other disposition is not prohibited under this Agreement) or (B) termination events or similar events occurring under any Swap Agreement (as defined in the Credit Agreement) (it being understood that clause (d)(i) will apply to any failure to make any payment required as a result of any such termination or similar event); provided,  further, that clause (d)(ii) shall not apply if such failure is remedied or waived by the holders of such Material Indebtedness prior to the earlier of (x) the Company giving notice of the Termination Date pursuant to the definition thereof and (y) the requirement to deliver cash collateral pursuant to a request under Section 4.03 (it being agreed that, solely to the extent that the Termination Date shall not have occurred prior to any such remedy or waiver by the holders of such Material Indebtedness, the Company shall release such cash collateral upon such remedy or waiver);

(e)an Event of Default under Section 8.1(f) of the Credit Agreement occurs;

(f)one or more final judgments or decrees shall be entered against the Contractor or any Restricted Subsidiary (other than an Immaterial Subsidiary) involving in the aggregate a liability (to the extent not covered by independent third party insurance as to which the insurer has been notified of such judgment or order and has not denied coverage) of the Threshold Amount or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within thirty days from the entry thereof;

(g)any material provision of any TE Support Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or as a result of acts or omissions by the Company or the satisfaction in full of all the obligations hereunder (other than indemnities and other contingent indemnification and reimbursement liabilities that survive the Termination Date) ceases to be in full force and effect; or any Supported Party contests in writing the validity or enforceability of any provision of any TE Support Document (other than as a result of payment in full of the obligations hereunder (other than indemnities and other contingent indemnification and reimbursement liabilities that survive the Termination Date)); or the Contractor denies in writing that it has any or further liability or obligation under any TE Support Document, or purports in writing to revoke or rescind any TE Support Document (other than as a result of payment in full of the obligations hereunder (other than indemnities and other contingent indemnification and reimbursement liabilities that survive the Termination Date)); or

(h)a Change of Control occurs.

“Threshold Amount” shall have the meaning assigned to such term in the Credit Agreement.

“Unrestricted Subsidiary” shall have the meaning assigned to such term in the Credit Agreement.

“Unused TE Support Commitment” shall mean an amount not less than $0, equal to, as determined at any given time: (a) the New TE Support Instruments Cap at such time (as may be decreased in accordance with the terms of this Agreement) minus (b) the sum of (i) the aggregate stated amount of all New TE Support Instruments issued and outstanding at such time and (ii) any Outstanding Amounts (including any Claimed Amount subject to a dispute as set forth in Section 4.01) under any New TE Support Instruments at such time.

Section 1.02.  Definitions and Other Incorporated Provisions. Certain defined terms and provisions herein are incorporated by reference from, or defined with reference to, the Credit Agreement (such defined terms and other provisions, collectively, the “Incorporated  Provisions”) solely for the convenience of the parties hereto in documenting this Agreement and the transactions referred to herein. Each such Incorporated Provision shall be incorporated or referred to as though all references herein to the “Agreement” and all references to the “Lenders”, “Required Lenders” the “Borrower” and terms of similar import are references to this Agreement, the Company and the Contractor, respectively, and other changes shall be made (as required by the context) so that the Incorporated Provisions are made solely for the benefit of the Company with respect to this Agreement. No Incorporated Provision shall be amended, waived or otherwise modified for purposes of this Agreement without the prior written consent of the Company, notwithstanding any amendment, waiver or other modification (including any refinancing or replacement thereof) by the parties to the Credit Agreement after the Effective Date, except as expressly contemplated by this Agreement (or through any reference to Material Indebtedness), and without the Company’s prior written consent (not to be unreasonably withheld, conditioned or delayed), such Incorporated Provisions shall remain in effect hereunder as they existed prior to such amendment, waiver or modification. If this Agreement remains in effect after the commitments under the Credit Agreement have been terminated and the loans and other obligations thereunder have been repaid in full, the Incorporated Provisions shall continue to be incorporated herein by reference, (and without limitation the covenants incorporated herein shall continue to be in full force and effect) as set forth above as such provisions were in effect hereunder on the date of such termination or repayment. The Contractor shall be the entity that is the “Borrower” under the Credit Agreement, and if the Contractor ceases to be the “Borrower” under the Credit Agreement or enters into a merger or consolidation of which it is not the surviving entity or sells all or substantially all of its assets in a transaction that does not constitute a Termination Event, then at the reasonable request of the Company such successor entity shall join this Agreement and assume the obligations of the Contractor hereunder.

ARTICLE II
EXISTING CREDIT SUPPORT

Section 2.01.Maintenance and Issuance of Existing TE Support Instruments.  The Parties hereby agree that (a) solely with respect to any Pre-Effectiveness Credit Support Requirement, an Existing TE Support Instrument shall, pursuant to a written request provided pursuant to Section 3.01(c), be issued, renewed or modified by the Company, in each case, following the Effective Date in accordance with, and as contemplated by, the applicable Existing Supported Obligation, (b) each Existing TE Support Instrument that is in effect following the Effective Date shall remain in effect as contemplated by the applicable Existing Supported Obligation and (c) the obligations of the Company under each Existing TE Support Instrument shall continue in full force and effect, with such continuance subject to (x) the Mitigation Obligations with respect to such Existing TE Support Instrument and (y) the reduction, termination or release in accordance with the terms of such Existing TE Support Instrument, until the applicable TE Support Instrument Termination Date.

ARTICLE III
NEW CREDIT SUPPORT

Section 3.01.Issuance of New TE Support Instruments.

(a)Upon the written request of the Contractor and subject to the conditions to issuance described in Section 3.02, the Company will provide to the Contractor corporate guarantees (or amend or modify existing corporate guarantees) (the “New TE Support Instruments”) to be used by the Contractor or the applicable Supported Party, as applicable, as support for (i) New Supported Obligations or (ii) any Existing Supported Obligation (other than any Existing Supported Obligation that is the subject of a Pre-Effectiveness Credit Support Requirement); provided that, with respect to an increase in the aggregate amount of an Existing TE Support Instrument, only the increased portion of such TE Support Instrument shall constitute the issuance of a New TE Support Instrument for purposes hereof.

(b)Each New TE Support Instruments shall be provided under documentation in the form attached hereto as Exhibit I or with such changes to such form as are reasonably acceptable to the Company; provided that, to the extent the New Supported Obligation is for the benefit of a Customer with an Existing Supported Obligation, the New TE Support Instrument that will be issued may, at the election of the Contractor, be provided in substantially the same form as the applicable Existing TE Support Instrument provided by the Company to such Customer.

(c)To request the issuance of a New TE Support Instrument or the issuance, renewal or modification of an Existing TE Support Instrument to satisfy a Pre-Effectiveness Credit Support Requirement, the Contractor shall deliver to the Company reasonably in advance of the requested date of issuance, renewal or modification (and in no event fewer than seven (7) Business Days or, to the extent that the consent of the Company is required therefor (including, without limitation, as a result of proposed changes to the form attached hereto as Exhibit I or the governing law of the related New Supported Obligation being other than the laws of the State of New York, the laws of England or applicable local law in the case of a government Customer, fifteen (15) Business Days or such longer period as reasonably determined by the Company to the extent necessary to negotiate and execute documentation with the Contractor and the applicable Customer with respect thereto) a written notice requesting the issuance of a New TE Support Instrument or Existing TE Support Instrument: (i) specifying the date of issuance (which shall be a Business Day), (ii) the stated amount of such New TE Support Instrument or Existing TE Support Instrument and (iii) the name and address of the Customer with respect thereto; provided that, (A) solely in the case of a New TE Support Instrument that is issued with respect to a New Supported Obligation (but not with respect to an Excluded New Supported Obligation or Existing Supported Obligation), prior to giving any such written notice, the Contractor or the applicable Supported Party shall have provided to the Company as soon as reasonably practicable after the time of the Contractor’s submission of (x) its applicable initial bid therefor, a reasonably detailed description of the applicable New Supported Obligation demonstrating satisfaction of the attributes and compliance in all material respects with the documentation standards set forth in Schedule A that are applicable to the relevant New Supported Obligation and certifying in writing as to compliance with the factual matters set forth in (I) the proviso to item 1 of Schedule A, (II) items 5, 6 and 7 and (III) items 9 through 17 as well as (y) any relevant updates as are appropriate in the event of the submission of modifications to the applicable initial bid, including copies of the material underlying agreement creating or constituting such New Supported Obligation; it being agreed that any determination and confirmation to the Contractor by the Company of the satisfaction of such New Supported Obligation’s satisfaction of the attributes and compliance with the documentation standards set forth in Schedule A shall not be unreasonably withheld, conditioned or delayed (subject to Annex I to Schedule A) and (B) solely in the case of a New TE Support Instrument that is issued with respect to an Excluded New Supported Obligation or an Existing Supported Obligation prior to giving any such written notice, the Contractor or the applicable Supported Party shall have provided to the Company as soon as reasonably practicable evidence reasonably satisfactory to the Company of such Supported Obligation’s compliance with the Base Criteria.  Any request for a New TE Support Instrument shall be deemed to constitute a representation and warranty by the Contractor of the satisfaction of the conditions set forth in Section 3.02 as of the proposed date of issuance of the New TE Support Instrument.

(d)The Parties hereto agree that once issued, any New TE Support Instrument may remain outstanding beyond the Termination Date without requiring any cash collateral or other credit support (except as otherwise expressly contemplated by Section 4.01 or 4.03 of this Agreement).

Section 3.02.Conditions to Issuance of the New TE Support Instruments.  The obligation of the Company to issue New TE Support Instruments hereunder prior to the Termination Date shall be subject to the following conditions precedent:

(a)The stated amount of a New TE Support Instrument shall not cause the sum of (i) the aggregate stated amount of all New TE Support Instruments  issued and outstanding at such time (after giving effect to the issuance of such New TE Support Instrument) of and (ii) any Outstanding Amounts (including any Claimed Amount subject to a dispute as set forth in Section 4.01) under any New TE Support Instruments at such time to exceed the New TE Support Instruments Cap;

(b)With respect to any New TE Support Instrument to be issued to a Customer with existing TE Support Instruments, any default, event of default or termination event (however so described) shall be continuing under any TE Support Document, as a result of TE Support Instruments issued in favor of such Customer;

(c)The representations and warranties of the Contractor and each other Supported Party contained in Article VI herein or any other TE Support Document shall be true and correct in all material respects on and as of the date of the issuance of such New TE Support Instrument, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date; and

(d)The applicable New Supported Obligation shall be in full force and effect, and shall be contingent, no default, event of default or termination event (however so described) shall have occurred or be continuing thereunder with respect to the Contractor or the applicable Supported Party, as applicable, and such New Supported Obligation shall not constitute Indebtedness for borrowed money of the Contractor or such Supported Party.

Section 3.03.Termination and Reduction of the New TE Support Instruments Cap

(a)The availability of New TE Support Instruments under this Agreement shall terminate and the New TE Support Instruments Cap shall be reduced to $0 on the Termination Date.

(b)The New TE Support Instruments Cap may be reduced at any time and from time to time at the sole option of the Contractor by written notice from the Contractor to the Company.  The Contractor may at its sole option return for cancellation any outstanding New TE Support Instruments.

(c)Notwithstanding any reduction of the New TE Support Instruments Cap, the occurrence of the Termination Date and/or the occurrence of a Termination Event, (i) the Company’s obligations with respect to maintaining Existing TE Support Instruments shall continue in full force and effect and (ii) each outstanding TE Support Instrument shall continue in full force and effect in accordance with its terms until the applicable TE Support Instrument Termination Date.  In addition, it is understood and agreed that the issuance and/or cancellation of a New TE Support Instrument shall not reduce the New TE Support Instruments Cap, and the issuance of New TE Support Instruments under this Agreement shall be revolving in nature.

ARTICLE IV
TE SUPPORT INSTRUMENTS.

Section 4.01.Claims Payment. Not later than 11:00 a.m. New York City time on (a) the fifth Business Day following the earlier of (i) any date on which any claim against the Company for payment being made under a TE Support Instrument and (ii) any date on which any written claim by a Customer is made that the Contractor or the applicable Supported Party has failed to make a payment to a Customer when such payment is due and payable under the terms of the applicable Supported Obligation, in each case, the Contractor will pay the Company the amount claimed (the “Claimed Amount”); provided that if and for so long as, in the case of this clause (ii), (x) the Contractor or applicable Supporting Party is disputing its liability to the claiming Customer under the applicable Supported Obligation and (y) the Contractor is in compliance with its obligations under Article V of this Agreement with respect to such dispute, then until such disputed liability has been determined by a final non-appealable court judgment or arbitral award or pursuant to a written settlement or admission approved by the Company and the Contractor, the Contractor’s obligation to pay the Claimed Amount to the Company under this Section 4.01 shall not be deemed to have occurred and the Unused TE Support Commitment shall be reduced by an amount equal to the Claimed Amount (the period of such suspension, a “Dispute Period”) and (b) the first Business Day following any payment by the Company of a Claimed Amount under any TE Support Instrument, the Contractor will reimburse the Company the amount paid (the “Disbursed Amount”).  A credit exposure fee will accrue on any Claimed Amount or Disbursed Amount that is not paid by the time required by the preceding sentence (after giving effect to any Dispute Period) (an “Outstanding Amount” and when the Outstanding Amount (excluding Claimed Amounts during a Dispute Period) shall at any time exceed $1,000,000 in the aggregate, a “Payment Failure Event” shall be deemed to have occurred) at a per annum rate equal to the current interest rate determined at the default rate of the funded term loans under the Credit Agreement, which fee shall accrue daily and be payable in cash upon demand.

Section 4.02.Ranking and Collateral. The obligations of the Contractor or other Supported Party to the Company arising under the New TE Support Instruments shall constitute general, senior and unsubordinated obligations of the Contractor or other Supported Party, as applicable.

Section 4.03.Cash Collateralization. Upon the earlier of (a) the occurrence of a Termination Event described in clause (c)(iii), (e) or (h) of the definition thereof or (b) within ten (10) Business Days’ of written request by the Company following the occurrence of any other Termination Event, the Contractor shall, with respect to all then issued and outstanding New TE Support Instruments, pledge or deliver to the Company, as collateral for such New TE Support Instruments, cash or deposit account balances or, if the Company shall agree in its sole discretion, other credit support, in each case in an aggregate amount equal to the stated amount of all such New TE Support Instruments pursuant to documentation in form and substance reasonably satisfactory to the Company.

Section 4.04.Contractor Cooperation to Facilitate Reduction of TE Support Instruments and Occurrence of TE Support Instrument Termination Dates.

(a)The Contractor hereby agrees to use commercially reasonable efforts to, as promptly as reasonably practicable following the Effective Date, (x) obtain or confirm the reduction, cancellation, termination and/or return of each TE Support Instrument in accordance with the terms thereof and (y) cause the TE Support Instrument Termination Date with respect to each TE Support Instrument to occur in a timely manner in accordance with the documentation governing the related Supported Obligation (collectively, the “Mitigation Obligations”), which shall include:

(i)using commercially reasonable efforts to complete, fulfill and otherwise discharge the Supported Obligation supported by such TE Support Instrument as soon as practicable following the Effective Date; and

(ii)providing written notices, status updates and certifications (including completion certifications) to the Customer with respect to such TE Support Instrument as required by the terms thereof and/or the applicable Supported Obligation or as may be useful to facilitate the reduction, cancelation, termination, return or timely occurrence of the TE Support Instrument Termination Date with respect to such TE Support Instrument.

(b)All costs and expenses incurred in connection with the reduction, cancellation, release or return of the TE Support Instruments shall be borne by the Contractor in accordance with Section 8.05.

Section 4.05.Support Instrument Fee.  The Contractor shall pay to the Company quarterly in arrears (commencing on the last day of the first full fiscal quarter of the Contractor after the Effective Date), in immediately available funds, a guarantee fee with respect to each outstanding New TE Support Instrument equal to 3.00% per annum of the average daily stated amount thereof.

Section 4.06.Facility Fee.  The Contractor shall pay to the Company quarterly in arrears (commencing on the last day of the first full fiscal quarter of the Contractor after the Effective Date), in immediately available funds, a commitment fee equal to the product of (x) 1.00% per annum and (y) the average daily amount of the Unused TE Support Commitment.

ARTICLE V
CLAIMS MANAGEMENT; DISPUTE RESOLUTION

The Contractor shall, and shall cause each applicable Supported Party to, upon the reasonable written request of the Company, keep the Company informed in reasonable detail of any claim in excess of $1,000,000, including any litigation or arbitration, made or threatened in writing to be made by a Customer under any Supported Obligation, including any litigation or arbitration and any material development with respect thereto, any settlement proposal and any interim or final award or decision issued by a court or in an arbitration proceeding.  If so requested by the Company, the Contractor shall direct legal counsel representing it or the applicable Supported Party in connection with such claim, dispute or proceeding to make available to the Company its analysis (or a reasonably detailed summary thereof) of the legal matters relating thereto (other than, for the avoidance of doubt, any analysis relating to any dispute between the Company and the Contractor) on the same basis as such analysis is made available to the Contractor or such Supported Party, in each case subject to Section 8.02; provided that (i) the Contractor shall have the right to redact any portion of any analysis that the Contractor, in its reasonable discretion, determines is proprietary or confidential and which it reasonably believes is not reasonably required by the Company in order to evaluate or monitor the claim, dispute or proceeding and, in each case, which it has not provided to any letter of credit issuer or surety provider and (ii) to the extent that the Contractor or its counsel shall determine that providing any analysis by the Contractor’s counsel would destroy attorney-client privilege with respect to such analysis, the Company agrees that as a condition to receiving such analysis the Company will enter into a common interest agreement with the Contractor or take such other actions as is reasonably determined by the Contractor (upon advice of counsel) to be necessary to protect the Contractor’s attorney-client privilege with respect to such analysis. The Company shall, upon the reasonable request of the Contractor, cooperate in good faith with the Contractor, and use commercially reasonable efforts, to dispute, mitigate or reduce any Disbursed Amounts (including, in the sole discretion of the Company, by withholding payment of any Claimed Amounts) during a Dispute Period

The Contractor shall, and shall cause each Supported Party to, defend (and not settle) any claim under any TE Support Instrument and/or the related Supported Obligation, including through final appeal, unless the Company consents in writing otherwise (not to be unreasonably withheld, delayed or conditioned); provided that, it is agreed that any settlement that (a) includes (x) an unconditional release of the Company  from all liability or claims that are the subject matter of such Proceeding and (y) confidentiality provisions, in each case, in form and substance reasonably satisfactory to the Company, and (b) does not include any statement as to any admission of fault, culpability or failure to act by or on behalf of the Company shall be deemed acceptable to the Company.  In the event a claim is made in writing against the Contractor or the Company during the continuance of a Payment Failure Event or following the Termination Date, the Company shall be entitled to assume the defense of such claim, with legal counsel selected by the Company, upon the delivery to the Contractor of written notice of its election to do so.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES

The Contractor represents and warrants to the Company that:

Section 6.01.Existence, Compliance with Law.  The Contractor and each Supported Party  (a) is duly organized or formed, validly existing and, as applicable, in good standing under the laws of the jurisdiction of its organization, (b) has all requisite power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation or other organization and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification and (d) is in compliance with all Requirements of Law; except in each case (other than with respect to clause (a)), to the extent that failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 6.02.Authorization; No Contravention.  The Contractor and each Supported Party has taken all necessary organizational action to authorize the execution, delivery and performance of the TE Support Documents to which it is a party and, in the case of the Contractor, to authorize the issuances of New TE Support Instruments on the terms and conditions of this Agreement and the execution, delivery and performance by the Contractor and each Supported Party of TE Support Documents to which it is a party, the issuance of New TE Support Instruments hereunder and the use of the proceeds thereof will not (a) contravene the terms of the Organizational Documents of such Person, (b) violate any Requirement of Law or any Contractual Obligation of any Supported Party and (c) will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than Liens not prohibited by this Agreement); except with respect to any contravention, or violation referred to in clause (b) to the extent such contravention or violation could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 6.03.Governmental Authorization; Other Consents.  No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the issuances of New TE Support Instruments hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the TE Support Documents, except (i) consents, authorizations, filings and notices which have been obtained or made and are in full force and effect and (ii) those consents, authorizations, filings and notices, the failure of which to obtain or make could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 6.04.Binding Effect.  This Agreement has been, and each other TE Support Document, when delivered hereunder, will have been, duly executed and delivered by the Contractor and each Supported Party that is party thereto.  This Agreement constitutes, and each other TE Support Document when so delivered will constitute, a legal, valid and binding obligation of such Person, enforceable against each Person that is party thereto in accordance with its terms.

Section 6.05.No Material Adverse Effect.   Since the Effective Date, there has been no development or event that has had or could reasonably be expected to have a Material Adverse Effect.

Section 6.06.Absence of Termination Event. No Termination Event, or any event or condition that with the giving of notice or passage of time, or both, would constitute a Termination Event, has occurred and is continuing.

ARTICLE VII
COVENANTS AND UNDERTAKINGS OF THE CONTRACTOR

Section 7.01.Affirmative Covenants. So long as any TE Support Instruments shall remain outstanding and/or there shall remain outstanding any Unused TE Support Commitment, the Contractor shall, and shall cause each Subsidiary to:

(a)Promptly provide (i) the financial statements required by Section 6.1 of the Credit Agreement (subject to the exceptions and qualifications set forth therein), (ii) each certificate and notice required to be provided to the administrative agent or the lenders under the Credit Agreement pursuant to Sections 6.2(b), 6.2(c), 6.2(d), 6.2(f) and [6.2(h)] and 6.7 of the Credit Agreement (subject to the exceptions and qualifications set forth therein) and (iii) written notice to the Company of the occurrence of any Termination Event or the occurrence of any event that, if uncured, with the passage of time would result in a Termination Event.

(b)Commencing with the first full fiscal quarter ending after the Effective Date, if requested by the Company prior to five (5) Business Days prior to the end of each applicable fiscal quarter, the Contractor shall provide written reports to the Company containing an update on the status of any projects related to Supported Obligations, including the percentage completion of such projects at the end of such quarter, the estimated date for project acceptance or such other milestone that would permit the occurrence of the TE Support Instrument Termination Date with respect to any associated TE Support Instruments, any change or expected change in the total valuation of such projects and any expected delays with respect to such projects. Additionally, at the Company’s written request, the Contractor shall promptly (and in no event more than ten Business Days after the date of such request) make available appropriate representatives of the Contractor for a meeting (which may be a conference telephone call) with representatives of the Company to discuss the information contained in such report; provided that the Company may not request more than one such in-person meeting during each fiscal quarter.

(c)Promptly (and in no event more than five Business Days after receipt or delivery thereof) provide copies of all material notices and reports (i) received by the Contractor or any of its Subsidiaries under any Supported Obligation or (ii) delivered by the Contractor or any of its Subsidiaries to the Customer under any Supported Obligation;

(d)Promptly (a) following (but in no event more than 15 days after) the end of each fiscal quarter of the Contractor, the Contractor shall deliver to the Company a reasonably detailed report setting forth the affirmative steps taken by the Contractor during the preceding fiscal quarter with respect to the Mitigation Obligations, including an update as to the actions discussed during the preceding fiscal quarter’s meeting described in the following sentence and (b) (and in no event more than five Business Days) following the Contractor’s delivery of the report described in clause (a), the Contractor shall make available appropriate representatives of the Contractor for a meeting (which may be a conference telephone call) with representatives of the Company to discuss the information contained in such report and coordinate on the actions taken with respect to the Mitigation Obligations in the current fiscal quarter; and

(e)Permit the Company to appoint a representative (such representative, who may not be an employee, director, non-voting observer or Affiliate (for each) of any competitor of the Contractor or its Affiliates, a “Board Observer”) to be present (whether in person or by telephone) in a non-voting, observer capacity at all meetings of the Board (including any special meeting of the Board) and any meeting of any executive (or comparable) committee (other than any compensation committee) of the Board; provided that notwithstanding anything to the contrary in this Agreement, the Contractor shall be entitled to withhold any information or materials and exclude the Board Observers from any meeting, or any portion thereof, as is reasonably determined by the Contractor (upon advice of counsel) if access to such information or materials or attendance at such meeting would (A) adversely affect the attorney-client or work product privilege between the Contractor or its Affiliates, as applicable, and its counsel, (B) result in an actual or potential conflict of interest between the Contractor, any of its Subsidiaries or Affiliates or such Board and the Board Observer and/or the Company or its Affiliates (including as to discussions or materials regarding any Indebtedness or discussions relating to the Company or its Affiliates) or (C) would result in an actual breach of a written agreement with a third party that restricts the sharing of such information (and not entered into in contemplation of the foregoing) (the foregoing restrictions in this proviso collectively, the “Board Observer Restrictions”).  The Contractor shall make commercially reasonable efforts to notify the Board Observer in advance if the Contractor anticipates the Board Observer will be excluded from a material portion of a Board meeting.  Prior to such appointment, the Board Observer shall cooperate in good faith with the Contractor to enter into a reasonable and customary confidentiality agreement with respect to confidential materials received by the Board Observer in his capacity as such (it being understood and agreed that such confidentiality agreement shall permit the Board Observer to share such confidential information with the Company subject to Section 8.02), and the Company shall instruct the Board Observer to abide by the terms of the Contractor’s insider trading policy or guidelines and other guidelines and confidentiality obligations as if the Board Observer were a member of the Board and the Company shall be responsible for ensuring that the Board Observer diligently observes such policies, guidelines and obligations.  Once appointed, the Contractor shall send the Board Observer all applicable notices, and the Board Observer shall be entitled to receive all information and other materials (including meeting notices and agendas) that are distributed to the members of the Board, all at substantially the same time and in the substantially same manner as such notices, agenda, information and other materials are provided to the members of the Board subject to the Board Observer Restrictions; provided that, in connection with the Board Observer attending any such meetings or receiving such information and materials, the Company hereby agrees that, in addition to the obligations of the Board Observer in their confidentiality agreements noted above and its obligations in Section 8.02, the Company shall not disclose or provide any non-public information to Persons other than Affiliates of the Company, other than disclosures and Persons expressly authorized by the Contractor.  The Contractor shall provide the Board Observer with the same travel and expense reimbursement with respect to the Board Observer’s attendance at Board as is provided to the directors (or equivalent position) of the Contractor.

Section 7.02.Negative Covenants. So long as any TE Support Instruments shall remain outstanding and/or there shall remain outstanding any Unused TE Support Commitment, the Contractor shall not and shall not permit its Restricted Subsidiaries to:

(a)Liens.  Create, incur, assume or suffer to exist any Lien upon any of its property, whether now owned or hereafter acquired, except as permitted by the Credit Agreement.

(b)Indebtedness.  Create, issue, incur, assume, become liable in respect of or suffer to exist any Indebtedness, except as permitted by the Credit Agreement.

(c)Fundamental Changes. Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all of its property or business, except as permitted by the Credit Agreement.

(d)Dispositions.  Dispose of any of its property, whether now owned or hereafter acquired, or, in the case of any Restricted Subsidiary, issue or sell any shares of such Restricted Subsidiary’s Capital Stock to any Person, except as permitted by the Credit Agreement.

(e)Restricted Investments.  Make, directly or indirectly, any Restricted Investment (as defined in the Credit Agreement), except as permitted by the Credit Agreement.

(f)Transactions with Affiliates.  Enter into any transaction, including any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than Holdings, the Borrower or any Restricted Subsidiary) unless such transaction is permitted by the Credit Agreement (including, without limitation and to the extent permitted under the Credit Agreement, transactions in connection with investment agreements, consulting agreements or employment agreements entered into by the Contractor or any of its subsidiaries with past or current members of Cerberus Operations and Advisory Company (or successor entity thereof) and/or the engagement of any such member as an officer or employee of the Contractor or any of its subsidiaries); provided that the aggregate amount of management, advisory or similar fees payable to such Affiliates (but excluding, for the avoidance of doubt, payment of any reasonable out-of-pocket costs and expenses and indemnities, and payments in respect of services at the actual cost of such services provided by past or current members of Cerberus Operations and Advisory Company (or successor entity thereof)) shall not exceed $1,500,000 in any fiscal year.

Section 7.03.Restricted Payments (Distributions).  So long as any TE Support Instruments shall remain outstanding and/or there shall remain outstanding any Unused TE Support Commitment, the Contractor shall not and shall not permit its Restricted Subsidiaries to make, directly or indirectly, any Restricted Payment (as defined in the Credit Agreement) (other than a Restricted Investment (as defined in the Credit Agreement)), except as permitted by the Credit Agreement (other than Sections 7.6(g), (h), (j) or (m) of the Credit Agreement; such sections, the “Non-Ordinary Course RP Baskets” and the sections of Section 7.6 of the Credit Agreement other than such sections, the “Ordinary Course RP Baskets”); provided that to the extent that sum of (i) stated amount of all TE Support Instruments issued and outstanding at such time, (ii) the Unused TE Support Commitment and (iii) any Outstanding Amounts (including any Claimed Amount subject to a dispute as set forth in Section 4.01) under any TE Support Instruments at such time is less than $100,000,000, the Contractor shall have the right to make Restricted Payments pursuant to both the Ordinary Court RP Baskets and Non-Ordinary Course RP Baskets.

Notwithstanding the foregoing in Sections 7.02 and 7.03, during a Payment Failure Event, the Contractor shall not be able to (i) incur additional Permitted Additional Ratio Debt (as defined in the Credit Agreement) or incur any Indebtedness by utilizing Section 7.2(g) or (u) of the Credit Agreement or incur any Indebtedness for borrowed money by utilizing Section 7.2(p) of the Credit Agreement, (ii) incur Liens pursuant to Section 7.3(p) or (dd) of the Credit Agreement, (iii) make Dispositions that utilize Section 7.5(j) of the Credit Agreement or any Permitted Acquisition or other Restricted Investment (as defined in the Credit Agreement) that utilize the Non-Ordinary Course RP Baskets, (iv) make Restricted Payments (other than a Restricted Investment (as defined in the Credit Agreement)) that utilize the Non-Ordinary Course RP Baskets or (v) enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all of its property or business.

ARTICLE VIII
GENERAL PROVISIONS

Section 8.01.Independent Contractors.  Nothing in this Agreement shall be deemed in any way or for any purpose to constitute any Party an agent of another unaffiliated Party in the conduct of such other Party’s business.  Each Party shall act as an independent contractor and not as the agent of the other Party, maintaining control over its employees, its subcontractors and their employees and complying with all withholding of income at source requirements, whether federal, state, local or foreign.

Section 8.02.Treatment of Confidential Information.

(a)The Parties shall not, and shall cause all of Representatives not to, disclose to any other Person or use, except for purposes of this Agreement, any Confidential Information of the other Party; provided,  however, that each Party may disclose Confidential Information of the other Party, to the extent permitted by Applicable Law: (i) to its Representatives on a need-to-know basis in connection with the performance of such Party’s obligations under this Agreement; (ii) in any report, statement, testimony or other submission to any Governmental Authority having jurisdiction over the disclosing Party; or (iii) in order to comply with Applicable Law or in response to any summons, subpoena or other legal process or formal or informal investigative demand issued to the disclosing Party in the course of any litigation, investigation or administrative proceeding.  Notwithstanding anything to the contrary in the preceding sentence, in the event that a Party becomes legally compelled (based on advice of counsel) by deposition, interrogatory, request for documents subpoena, civil investigative demand or similar judicial or administrative process to disclose any Confidential Information of the other Party, such disclosing Party (to the extent legally permitted) shall provide the other Party with prompt prior written notice of such requirement, and, to the extent reasonably practicable, cooperate with the other Party (at such other Party’s expense) to obtain a protective order or similar remedy to cause such Confidential Information not to be disclosed, including interposing all available objections thereto, such as objections based on settlement privilege.  In the event that such protective order or other similar remedy is not obtained, the disclosing Party shall furnish only that portion of the Confidential Information which it is advised by counsel that it is legally compelled to disclose, and shall exercise its commercially reasonable efforts (at such other Party’s expense) to obtain assurance that confidential treatment will be accorded such Confidential Information.

(b)Each Party shall, and shall cause its Representatives to, protect the Confidential Information of the other Party by using the same degree of care to prevent the unauthorized disclosure of such Confidential Information as the Party uses to protect its own confidential information of a like nature.

(c)Each Party shall cause its Representatives to agree to be bound by the same restrictions on use and disclosure of Confidential Information as bind the Party pursuant to this Agreement in advance of the disclosure of any such Confidential Information to them.

Section 8.03.Rules of Construction.  Interpretation of this Agreement shall be governed by the rules of construction set forth in Section 1.2 of the Purchase Agreement (except the Incorporated Provisions shall be governed by the rules of construction set forth in the Credit Agreement as modified by Section 1.02 of this Agreement).

Section 8.04.Notices.  All notices and other communications under this Agreement shall be made in accordance with Section 10.1 of the Purchase Agreement.

Section 8.05.Expenses; Indemnity; Damage Waiver.

(a)Costs and Expenses.  The Contractor shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Company in connection with the issuance of any New TE Support Instrument or any demand for payment under any TE Support Instrument and (ii) all reasonable and documented out-of-pocket expenses incurred by the Company (but limited in the case of legal expenses, to the fees and expenses of one firm of outside counsel), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other TE Support Documents, including its rights under this Section, or (B) in connection with TE Support Instruments.

(b)Indemnification by the Contractor.  The Contractor shall indemnify the Company (and any sub-agent thereof) and each of its Related Parties (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (but in the case of legal fees, limited to the fees, charges and disbursements of one primary firm of outside counsel for the Indemnitees, taken as a whole) incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Contractor or any of its Subsidiaries) other than such Indemnitee and its Related Parties arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other TE Support Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any TE Support Instrument or the use or proposed use of the proceeds therefrom (including any refusal by the Company to honor a demand for payment under a TE Support Instrument if the documents presented in connection with such demand do not strictly comply with the terms of such TE Support Instrument) or (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Contractor or any of its Subsidiaries, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Contractor or any of its Subsidiaries against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other TE Support Document, if the Contractor or such Subsidiary has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c)Waiver of Consequential Damages, Etc.  To the fullest extent permitted by applicable law, the each Party shall not assert, and hereby waives, and acknowledges that no other Person shall have, any claim against any other Party or their Related Persons, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other TE Support Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any TE Support Instrument or the use of the proceeds thereof.  No Party or their Related Persons referred to in subsection (b) above shall be liable for any damages arising from the use by others of any information or other materials distributed to such party by such Person through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other TE Support Documents or the transactions contemplated hereby or thereby.

(d)Payments.  All amounts due under this Section shall be payable not later than twenty Business Days after demand therefor.

(e)Survival.  The agreements in this Section shall survive the termination of this Agreement and the repayment, satisfaction or discharge of all the other obligations of the Contractor hereunder and under the other TE Support Documents.

Section 8.06.Severability.  If any term or provision of this Agreement is held invalid, illegal or unenforceable in any respect under any Applicable Law, as a matter of public policy or on any other grounds, the validity, legality and enforceability of all other terms and provisions of this Agreement will not in any way be affected or impaired.  If the final judgment of a court of competent jurisdiction or other Governmental Authority declares that any term or provision hereof is invalid, illegal or unenforceable, the Parties agree that the court making such determination will have the power to reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, illegal or unenforceable term or provision with a term or provision that is valid, legal and enforceable and that comes closest to expressing the intention of the invalid, illegal or unenforceable term or provision.

Section 8.07.Assignment.  This Agreement will be binding upon and inure to the benefit of and be enforceable by the respective successors and permitted assigns of the Parties.  Neither Party may assign (whether by operation of law or otherwise) this Agreement or any rights, interests or obligations provided by this Agreement without the prior written consent of the other Party (not to be unreasonably withheld or delayed); provided that such consent of the Contractor shall not be necessary with respect to an assignment by the Company to an Affiliate of the Company so long as, such Affiliate (x) has a net worth of at least $1,000,000,000 and (y) assumes all of the rights and obligations of the Company hereunder.

Section 8.08.No Third-Party Beneficiaries.  This Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns and, nothing in this Agreement shall create or be deemed to create any third-party beneficiary rights in any Person not a party to this Agreement, including any Affiliates of any Party.

Section 8.09.Entire Agreement.  This Agreement (including the Exhibits and Schedules hereto) and the Purchase Agreement (and all exhibits and schedules thereto) collectively constitute and contain the entire agreement and understanding of the Parties with respect to the subject matter hereof and thereof and supersede all prior negotiations, correspondence, understandings, agreements and contracts, whether written or oral, among the Parties respecting the subject matter hereof and thereof.

Section 8.10.Amendment.  This Agreement (including all exhibits and schedules hereto) may be amended, restated, supplemented or otherwise modified, only by written agreement duly executed by each Party.

Section 8.11.Waiver.  Each Party may (a) waive any breaches or inaccuracies in the representations and warranties of the other Party contained in this Agreement or in any TE Support Document or (b) waive compliance with any covenant, agreement or condition of the other Party contained in this Agreement but such waiver of compliance with any such covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.  Any such waiver shall be in a written instrument duly executed by the waiving Party.  No failure on the part of either Party to exercise, and no delay in exercising, any right, power or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law (including, without limitation, the declaration of the Termination Date and a request for cash collateral pursuant to Section 4.03).

Section 8.12.Governing Law.  This Agreement and any Action that may be based upon, arise out of or relate or be incidental to this Agreement, the negotiation, execution, performance or consummation of this Agreement or the inducement of any Party to enter into this Agreement, whether for breach of contract, tortious conduct or otherwise, and whether now existing or hereafter arising (each, a “Dispute”), will be exclusively governed by and construed and enforced in accordance with the laws of the State of New York, without giving effect to any law or rule that would cause the laws of any jurisdiction other than the State of New York to be applied.

Section 8.13.Waiver of Jury Trial.  To the maximum extent permitted by Applicable Law, each Party irrevocably and unconditionally waives any right to trial by jury in any forum in respect of any Dispute and covenants that neither it nor any of its Affiliates or Representatives will assert (whether as plaintiff, defendant or otherwise) any right to such trial by jury.  Each Party certifies and acknowledges that (a) such Party has considered the implications of this waiver, (b) such Party makes this waiver voluntarily and (c) such waiver constitutes a material inducement upon which the other Party is relying and will rely in entering into this Agreement.  Each Party may file an original counterpart or a copy of this Section 8.13 with any court as written evidence of the consent of each Party to the waiver of its right to trial by jury.

Section 8.14.Non-Recourse.  All claims, obligations, liabilities or causes of action (whether in contract or in tort, in law or in equity or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with or relate in any manner to this Agreement, or the negotiation, execution or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), may be made only against (and are expressly limited to) the entities that are expressly identified as Parties to this Agreement.  No Person who is not a Party, including any past, present or future director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, attorney or representative of, and any financial advisor or lender to, any Party or any director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, attorney or representative of, and any financial advisor or lender to, any of the foregoing (“Nonparty Affiliates”), shall have any liability (whether in contract or in tort, in law or in equity or granted by statute) for any claims, causes of action, obligations or liabilities arising under, out of, in connection with or related in any manner to, this Agreement or based on, in respect of or by reason of this Agreement or its negotiation, execution, performance or breach; and, to the maximum extent permitted by Applicable Law, each Party hereby waives and releases all such liabilities, claims, causes of action and obligations against any such Nonparty Affiliates.

Section 8.15.Counterparts.  This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which when taken together shall constitute one and the same instrument.  Facsimiles, e-mail transmission of .pdf signatures or other electronic copies of signatures shall be deemed to be originals.

ARTICLE IX
COMPANY REPRESENTATIONS AND WARRANTIES

The Company represents and warrants to the Contractor that as of the date hereof:

Section 9.01.Existence, Compliance with Law.  The Company (a) is duly organized or formed, validly existing and, as applicable, in good standing under the laws of the jurisdiction of its organization, (b) has all requisite power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation or other organization and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification and (d) is in compliance with all Requirements of Law; except in each case (other than with respect to clause (a)), to the extent that failure to do so could not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 9.02.Authorization; No Contravention.  The Company has taken all necessary organizational action to authorize the execution, delivery and performance of the TE Support Documents to which it is a party and to authorize the issuances of TE Support Instruments on the terms and conditions of this Agreement and the execution, delivery and performance by the Company of TE Support Documents to which it is a party, the issuance of TE Support Instruments hereunder and the use of the proceeds thereof will not (a) contravene the terms of the Organizational Documents of such Person and (b) violate any Requirement of Law or any Contractual Obligation of such Person; except with respect to any contravention, or violation referred to in clause (b) to the extent such contravention or violation could not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 9.03.Governmental Authorization; Other Consents.  No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the issuances of TE Support Instruments hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the TE Support Documents, except (i) consents, authorizations, filings and notices which have been obtained or made and are in full force and effect and (ii) those consents, authorizations, filings and notices, the failure of which to obtain or make could not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 9.04.Binding Effect.  This Agreement has been, and each other TE Support Document to which it is a party, when delivered hereunder, will have been, duly executed and delivered by the Company.  This Agreement constitutes, and each other TE Support Document when so delivered will constitute, a legal, valid and binding obligation of such Person, enforceable against each Person that is party thereto in accordance with its terms.

[REMAINDER OF THE PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed on the date first written above by their respective duly authorized officers.

TYCO ELECTRONICS GROUP S.A.

By:	/s/ Jeanne M. Quirk
Name: Jeanne M. Quirk
Title: Authorized Representative

CROWN SUBSEA COMMUNICATIONS HOLDING, INC.

By:	/s/ Thomas M. Lynch
Name: Thomas M. Lynch
Title: Chief Executive Officer and President